UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 29, 2011

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2011, Comstock Resources, Inc. ("Comstock"), entered into the Second Amendment and Waiver to Third Amended and Restated Credit Agreement (the "Amendment").   The Amendment provides for increases in the borrowing base and revisions to certain other terms of the credit facility in connection with Comstock's acquisition of oil and gas properties in Reeves County, Texas.  The Amendment is filed herewith as Exhibit 2.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 29, 2011, Comstock announced that it closed the previously announced acquisition of certain oil and gas properties in Reeves County in West Texas from Eagle Oil & Gas Co. and certain other parties for $331.9 million.  The acquisition includes approximately 68,000 gross (44,000 net) acres in the Southern Delaware Basin in Reeves County, Texas which are prospective for development in the Bone Spring and Wolfcamp shales.  The acquisition consists primarily of leasehold but also includes an estimated 21.5 million barrels of oil equivalent of proved reserves as of November 1, 2011 and net daily production which averaged 1,445 barrels of oil equivalent per day during November 2011.  The properties acquired included 33 producing wells and six wells in various stages of completion.

The acquisition had an effective date of November 1, 2011.  The purchase and sale agreement was previously filed pursuant to the current Report on Form 8-K dated December 5, 2011.  The acquisition was funded by borrowings under Comstock's bank credit facility.

The press release announcing the closing of this transaction is Exhibit 99.1.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.
(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description
2.1
Second Amendment and Waiver to Third Amended and Restated Credit Agreement dated December 29, 2011 among Comstock Resources, Inc., as the borrower, the lenders from time to time party thereto and Bank of Montreal, as administrative agent.

99.1	Press Release dated December 29, 2011 announcing completion of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: December 29, 2011	By:	/s/ ROLAND O. BURNS
Roland O. Burns
Senior Vice President and Chief Financial Officer